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KAREN M.L. WHELAN                                                      Immediate
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              UNIVERSAL CORPORATION ANNOUNCES EARNINGS PROJECTIONS

RICHMOND, VA, March 29, 2000 / PRNEWSWIRE

    Henry  H.  Harrell,  Chairman  and  Chief  Executive  Officer  of  Universal
Corporation, announced today that the company expects that earnings for its fiscal quarter ending on March 31, 2000, will be substantially higher than those of last year's third quarter, between $1.20 and $1.30, primarily due to the timing of customer shipments. The company also expects that, for the fiscal year that will end on June 30, 2000, earnings per share will be in the range of $3.45 to $3.65, which is somewhat higher than current market expectations. This annual earnings estimate includes the $7 million pre-tax severance cost related to U.S. plant closures that were recently announced.

    Mr. Harrell noted," World tobacco markets remain in an oversupply condition. However, our international tobacco operations continue to perform well, and with our recent closure of facilities in the United States due to smaller U.S. crops, we believe that Universal is positioned to continue to do well through this period of market imbalance."

    Universal's  share  repurchase  program  is  continuing.   Since  May  1998,
approximately 6.9 million shares have been purchased for $189 million. As of March 29, 2000, about 28.6 million shares remained outstanding.

    The company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the company's products and services, costs incurred in providing these products and services, timing of shipments to customers, and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the Euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion and Analysis section of the company's Annual Report on Form 10-K for the year ended June 30, 1999, as filed with the Securities and Exchange Commission.

    Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1999, were approximately $4 billion. For more information, visit Universal's web site at www.universalcorp.com.

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